Exhibit 99.2

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy securities in the United States or in any other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Neither this announcement nor anything herein forms the basis for any contract or commitment whatsoever. Neither this announcement nor any copy hereof may be taken into or distributed in the United States. The securities referred to herein have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. No public offer of securities is to be made by the Company in the United States.

(incorporated in the Cayman Islands with limited liability)

(Stock Code: 1128)

CLOSING OF ISSUE OF

US$600 MILLION 5.250% SENIOR NOTES DUE 2021

(Stock Code: 5983)

Reference is made to Wynn Macau, Limited’s (the “Company”) announcement dated 11 October 2013 in relation to the issuance of US$600 million 5.250% senior notes due 2021 (the “Notes”) and the formal notice dated 16 October 2013.

The Board is pleased to announce the closing of the issue of the Notes on 16 October 2013. The Notes will be listed on The Stock Exchange of Hong Kong Limited on 17 October 2013.

PRINCIPAL TERMS OF THE NOTES

Issuer	: the Company

Aggregate principal amount	: US$600 million

Offering price	: 100% of the principal amount of the Notes

Issue date	: 16 October 2013

Interest rate	: 5.250% per annum payable semi-annually in arrears on 15 April and 15 October of each year. Interest will accrue from 16 October 2013

*	For identification purposes only.

Maturity date	: 15 October 2021, unless earlier redeemed in accordance with the terms thereof

First interest payment due date	: 15 April 2014

Security Codes	: Rule 144A:	CUSIP:	98313RAA4
		ISIN:	US98313RAA41
		COMMON CODE:	092889076

	Regulation S:	CUSIP:	G98149AA8
		ISIN:	USG98149AA89
		COMMON CODE:	092888894

The Company estimates that the net proceeds from the offering of the Notes will be approximately US$591.5 million after deducting the discounts and commissions of the initial purchasers of the Notes and estimated offering expenses payable by the Company. The Company intends to use the net proceeds for working capital requirements and general corporate purposes.

By Order of the Board
Wynn Macau, Limited Stephen A. Wynn
Chairman

Hong Kong, 16 October 2013

As at the date of this announcement, the Board comprises Stephen A. Wynn, Ian Michael Coughlan and Linda Chen (as Executive Directors); Allan Zeman and Matthew O. Maddox (as Non-Executive Directors); and Nicholas Sallnow-Smith, Bruce Rockowitz and Jeffrey Kin-fung Lam (as Independent Non-Executive Directors).

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